X-Square Series Trust N-1A/A

CONFIDENTIAL

Exhibit 99(h)(1)

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of March 10, 2022 (the “Effective Date”) by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS”);
2.	X-Square Series Trust, a Delaware statutory trust (the “Trust”), registered under the Investment Company Act of 1940, as amended, presently consisting of the series listed in Schedule B (each presently existing and future series, a “Fund” and collectively, the “Funds”); and
3.	X-Square Capital, LLC, a limited liability company organized under the laws of Puerto Rico, in connection with its investment services for the Trust (“Adviser”).

Adviser, SS&C ALPS and the Trust each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.              As used in this Agreement, the following terms have the following meanings:

(a)                 “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)                “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)                 “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)                “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)                 “Client Data” means all data of Trust (or Adviser, if Adviser receives Services), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Trust or Adviser and all output and derivatives thereof, necessary to enable SS&C ALPS to perform the Services, but excluding SS&C ALPS Property.

(f)                  “Confidential Information” means any information about Trust, Adviser or SS&C ALPS, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)                “Data Supplier” means a supplier of Market Data.

(h)                “Governing Documents” means the constitutional documents of an entity and, with respect to Trust, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any offering memorandum, subscription materials and other disclosure documents utilized by Trust in connection with the offering of any of its securities or interests to investors, all as amended from time to time.

(i)                  “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(j)                  “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(k)                “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

X-Square Series Trust-ServAgr 10Jan2022 DRAFT

(l)                  “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(m)               “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(n)                “Services” means the services listed in Schedule A.

(o)                “SS&C ALPS Associates” means SS&C ALPS and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(p)                “SS&C ALPS Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C ALPS in connection with its performance of the Services.

(q)                “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.              Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.              Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.              Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.              The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.              Subject to the terms of this Agreement, SS&C ALPS will perform the Services set forth in Schedule A for Trust and, if and to the extent specifically set forth therein, Adviser. SS&C ALPS shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Trust or Adviser requests to change the Services, including those necessitated by a change to the Governing Documents of Trust or Adviser or a change in applicable Law, will only be binding on SS&C ALPS when they are reflected in an amendment to Schedule A.

2.2.              Trust and Adviser agree to pay the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

2.3.              In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C ALPS to one or more of its Affiliates or other Persons (and any required Trust consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C ALPS. If SS&C ALPS delegates any Services, (i) such delegation shall not relieve SS&C ALPS of its duties and obligations hereunder, (ii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C ALPS, and (iii) if required by applicable Law, SS&C ALPS will identify such agents and the Services delegated and will update Trust when making any material changes in sufficient detail to provide transparency and to enable Trust to object to a particular arrangement.

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3.	Trust and Adviser Responsibilities

3.1.              The management and control of Trust are vested exclusively in Trust’s governing body (e.g., the board of directors for a company) and Adviser, subject to the terms and provisions of Trust’s Governing Documents. Trust’s governing body and Adviser will make all decisions, perform all management functions relating to the operation of Trust, and Adviser shall authorize all transactions. Without limiting the foregoing, Adviser shall:

(a)                 Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Trust.

(b)                Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C ALPS of any errors it is in a position to identify.

(c)                 Provide, or cause to be provided, and accept responsibility for, valuations of Trust’s assets and liabilities in accordance with Trust’s written valuation policies.

(d)                Provide SS&C ALPS with timely and accurate information including trading and Trust investor records, valuations and any other items required by SS&C ALPS in order to perform the Services and its duties and obligations hereunder.

3.2.              The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C ALPS as a support function to Trust and do not limit or modify Trust’s responsibility for determining the value of Trust’s assets and liabilities.

3.3.              Each of Trust and Adviser is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Trust’s responsibility to provide all final Trust Governing Documents as of the Effective Date. Trust will notify SS&C ALPS in writing of any changes to the Trust Governing Documents that may materially impact the Services and/or that affect Trust’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C ALPS is not responsible for monitoring compliance by Trust or Adviser with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.              In the event that Market Data is supplied to or through SS&C ALPS Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Trust and Adviser in connection with the Services and (ii) not be disseminated by Trust or Adviser or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C ALPS nor any Data Supplier shall be liable to Trust, Adviser or any other Person for any Losses with respect to Market Data, reliance by SS&C ALPS Associates or Trust on Market Data or the provision of Market Data in connection with this Agreement.

3.5.              Trust shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C ALPS, all Client Data and the then most current version of all Trust Governing Documents and any agreement between Adviser and Trust. Trust shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C ALPS will not be required to enter any agreements with that Person in order for SS&C ALPS to provide the Services.

3.6.              Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith SS&C ALPS Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C ALPS Associates in connection with the performance of the Services and SS&C ALPS’s duties and obligations hereunder, without further enquiry or liability.

4.	Term

4.1.              The initial term of this Agreement will be from the Effective Date through the date ending three (3) years following the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of two (2) years each unless either SS&C ALPS or Trust provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

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5.	Termination

5.1.              SS&C ALPS or Trust also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)                 The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)                The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is Trust or Adviser, if either becomes subject to a material Action or an Action that SS&C ALPS reasonably determines could cause SS&C ALPS reputational harm, or (v) where the other Party is Trust, material changes in Trust’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by SS&C ALPS, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C ALPS.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2.              If more than one Fund is subject to this Agreement:

(a)                 This Agreement will terminate with respect to a particular Fund because that Fund is ceasing operations or liquidating as of cessation or liquidation, but that Fund and Adviser will remain responsible for the greater of the fees payable under this Agreement with respect to that Fund through (i) the remainder of the Initial Term or then current successive term or (ii) 90 calendar days after termination, which fees shall be payable in a lump sum upon notice of the cessation or liquidation.

(b)                Adviser is authorized to terminate this Agreement with respect to each Fund and to enter into the termination-related agreements and amendments on behalf of any terminated Fund contemplated by Section 5.3, in each case without any further action of the terminated Fund or any other Fund.

5.3.              Upon delivery of a termination notice, subject to the receipt by SS&C ALPS of all then-due fees, charges and expenses, SS&C ALPS shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C ALPS shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by SS&C ALPS. In the event of the termination of this Agreement, SS&C ALPS shall provide exit assistance by promptly supplying requested Client Data to the applicable Trust or Adviser entity to which the Client Data relate, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Fee Letter for the balance of the unexpired portion of the Term. In the event that Trust or Adviser wishes to retain SS&C ALPS to perform additional transition or related post-termination services, including providing data and reports in new formats, the applicable entity and SS&C ALPS shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Fee Letter, as appropriate.

5.4.              Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C ALPS for Trust or Adviser after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

5.5.              Any Person, including an investment fund or its general partner, may be joined to this Agreement upon the execution of a written amendment hereto; provided, that no then-current Fund or Trust that is a Party to the Agreement is required to consent in writing or otherwise to the addition of any such Person to this Agreement except Adviser and the Person being added as a Party.

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6.	Limitation of Liability and Indemnification

6.1.              Notwithstanding anything in this Agreement to the contrary SS&C ALPS Associates shall not be liable to Trust or Adviser for any action or inaction of any SS&C ALPS Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of SS&C ALPS in the performance of SS&C ALPS’s duties or obligations under this Agreement. Under no circumstances shall SS&C ALPS Associates be liable to Trust or Adviser for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Every Trust and Adviser shall indemnify, defend and hold harmless SS&C ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C ALPS Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties. Any expenses (including legal fees and costs) incurred by SS&C ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Trusts and Adviser on a quarterly basis prior to the final disposition of such matter upon receipt by Trusts and Adviser of an undertaking by SS&C ALPS to repay such amount if it shall be determined that an SS&C ALPS Associate is not entitled to be indemnified. The maximum amount of cumulative liability of SS&C ALPS Associates to all Trusts and Adviser for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by that Trust or Adviser entity to SS&C ALPS under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

7.	Representations and Warranties

7.1.              Each Party represents and warrants to each other Party that:

(a)                 It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)                Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)                 It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)                The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.              Adviser represents and warrants to SS&C ALPS that (i) it has actual authority to provide instructions and directions on behalf of Adviser and Trust and that all such instructions and directions are consistent with the Governing Documents of Trust and Adviser and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of Puerto Rico and is registered with the SEC as an open-end management investment company; (iii) it is empowered under applicable laws and by its Trust Instrument and By-Laws (together, the “Organizational Documents”) to enter into and perform this Agreement; (iv) the Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C ALPS of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to Adviser that are relevant to the Services.

8.	Client Data

8.1.              Trust and Adviser (i) will provide or ensure that other Persons provide all Client Data to SS&C ALPS in an electronic format that is acceptable to SS&C ALPS (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C ALPS and Trust or Adviser, all Client Data shall remain the property of the applicable Trust or Adviser entity to which such Client Data relate. Client Data shall not be used or disclosed by SS&C ALPS other than in connection with providing the Services and as permitted under Section 11.2. SS&C ALPS shall be permitted to act upon instructions from Adviser with respect to the disclosure or disposition of Client Data related to Trust, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.              SS&C ALPS shall maintain and store material Client Data used in the official books and records of Trust for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

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9.	Data Protection

9.1.              From time to time and in connection with the Services SS&C ALPS may obtain access to certain personal data from Trust, Adviser or from Trust investors and prospective investors. Personal data relating to Trust, Adviser and their respective Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Trust investors or prospective investors will be processed by and on behalf of SS&C ALPS. Each Trust and Adviser entity consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

10.	SS&C ALPS Property

10.1.           SS&C ALPS Property is and shall remain the property of SS&C ALPS or, when applicable, its Affiliates or suppliers. Neither Trust nor Adviser nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C ALPS Property, except as specifically set forth herein. Trust and Adviser shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C ALPS to receive the same, any information concerning the SS&C ALPS Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1.           Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.           Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of Trust or Adviser, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Trust Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Trust and Adviser shall ensure compliance by Trust Representatives with Section 11.1.

(b)	In the case of SS&C ALPS, to Trust and Adviser and each SS&C ALPS Associate, Trust Representative, investor, Trust or Adviser bank or broker, Trust or Adviser counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out SS&C ALPS’s duties under or enforcing this Agreement. SS&C ALPS shall ensure compliance by SS&C ALPS Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.
(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.           Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.           SS&C ALPS’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C ALPS shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C ALPS in connection with the Services.

11.5.           Upon the prior written consent of the Adviser, SS&C ALPS shall have the right to identify Trust or Adviser in connection with its marketing-related activities and in its marketing materials as a client of SS&C ALPS. Upon the prior written consent of SS&C ALPS, Trust or Adviser shall have the right to identify SS&C ALPS and to describe the Services and the material terms of this Agreement in the offering documents of Trust. This Agreement shall not prohibit SS&C ALPS from using any Trust or Adviser data (including Client Data) in tracking and reporting on SS&C ALPS’s clients generally or making public statements about such subjects as its business or industry; provided that neither Trust nor Adviser is named in such public statements without its prior written consent. If the Services include the distribution by SS&C ALPS of notices or statements to investors, SS&C ALPS may, upon advance notice to Trust, include reasonable notices describing those terms of this Agreement relating to SS&C ALPS and its liability and the limitations thereon; if investor notices are not sent by SS&C ALPS but rather by Trust or some other Person, Trust will reasonably cooperate with any request by SS&C ALPS to include such notices. Neither Trust nor Adviser shall, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C ALPS is (i) providing valuations with respect to the securities, products or services of Trust or Adviser, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Trust or Adviser, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Trust, Adviser or any of their respective assets, investors or customers.

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12.	Notices

12.1.           Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: General Counsel

E-mail: notices@sscinc.com

If to Trust or Adviser:

X-Square Capital, LLC

Ste. 1111

208 Ponce de Leon Ave. San Juan, PR 00918

Attention: Ignacio Canto/Gabriel Medina

Tel: +1 787-282-1621/787-242-4952/787-231-0694

Fax: +1 787-765-4600

E-mail: gabriel.medina@xsquarecapital.com; ignatio.canto@xsquarecapital.com

13.	Miscellaneous

13.1.           Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C ALPS Associate has authority to bind SS&C ALPS in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.           Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Trust or Adviser, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C ALPS. SS&C ALPS may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C ALPS, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C ALPS’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3.           Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4.           Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.           Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C ALPS Associates related to the Services and the subject matter of this Agreement, and no SS&C ALPS Associate shall have any liability to Trust, Adviser or any other Person for, and Trust and Adviser hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

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13.6.           Force Majeure. SS&C ALPS will not be responsible for any Losses of property in SS&C ALPS Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C ALPS shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7.           Non-Exclusivity. The duties and obligations of SS&C ALPS hereunder shall not preclude SS&C ALPS from providing services of a comparable or different nature to any other Person. Trust and Adviser understand that SS&C ALPS may have relationships with Data Suppliers and providers of technology, data or other services to Trust or Adviser and SS&C ALPS may receive economic or other benefits in connection with the Services provided hereunder.

13.8.           No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9.           No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, neither Trust nor Adviser will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C ALPS or its Affiliates without the consent of SS&C ALPS; provided, however, that the foregoing shall not prevent Trust or Adviser from soliciting employees through general advertising not targeted specifically at any or all SS&C ALPS Associates. If Trust or Adviser employs or engages any SS&C ALPS Associate during the term of this Agreement or the period of 12 months thereafter, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C ALPS or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C ALPS.

13.10.        No Warranties. Except as expressly listed herein, SS&C ALPS and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C ALPS disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.        Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.        Testimony. If SS&C ALPS is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Trust in any Action to which Trust or Adviser is a party or otherwise related to Trust or Adviser, Trust and Adviser shall reimburse SS&C ALPS for all costs and expenses, including the time of its professional staff at SS&C ALPS’s standard rates and the cost of legal representation, that SS&C ALPS reasonably incurs in connection therewith.

13.13.        Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C ALPS Associates and Data Suppliers.

13.14.        Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS Fund Services, Inc., LLC
By:	/s/ Kenneth Fullerton
Name:	Kenneth Fullerton
Title:	Authorized Signatory

X-Square Series Trust		X-Square Capital, LLC
By:	/s/ Ignacio Canto	By:	/s/ Ignacio Canto
Name:	Ignacio Canto	Name:	Ignacio Canto
Title:	Trustee	Title:	President

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Schedule A

Services

A.	General
1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.
2.	Trust and Adviser acknowledge that SS&C ALPS’s ability to perform the Services is subject to the following dependencies:
(i)	Trust, Management and other Persons that are not employees or agents of SS&C ALPS whose cooperation is reasonably required for SS&C ALPS to provide the Services providing cooperation, information and, as applicable, instructions to SS&C ALPS promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.
(ii)	The communications systems operated by Trust, Management and other Persons that are not employees or agents of SS&C ALPS remaining fully operational.
(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C ALPS Associates in connection with the Services by any Person.
(iv)	Trust and Management informing SS&C ALPS on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.
(v)	Any warranty, representation, covenant or undertaking expressly made by Trust or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.
(vi)	SS&C ALPS’s timely receipt of the then most current version of Trust Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C ALPS Web Portal and other application User information.
3.	The following Services will be performed by SS&C ALPS under this Agreement and, as applicable, are contingent on the performance by Trust of its duties and obligations otherwise contained in this Agreement.

B.	Trust Administration and Accounting Services and Terms

On-Boarding/Conversion

•	Review the Trust’s formation agreement and offering documents to obtain information regarding accounting and other matters required to perform the Services
•	Establish a process with Adviser for communications regarding reporting deliverables and ad hoc management and investor or prospective investor requests
•	Populate partner information and create entities and chart of accounts in accounting system
•	Develop financial statement templates and management reporting as agreed in writing between SS&C ALPS and Adviser (additional fees apply for custom reporting)

Trust Accounting

•	Calculate daily NAVs as required by the Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code
•	Transmit net asset values to the advisor, NASDAQ, Transfer Agent & other third parties
•	Reconcile cash & investment balances with the custodian
•	Provide data and reports to support preparation of financial statements and filings
•	Prepare required Trust Accounting records in accordance with the Investment Company Act of 1940
•	Apply security valuations as directed and determined by the Trust consistent with the Trust’s pricing and valuation policies
•	Participate, when requested, in Fair Value Committee meetings as a non-voting member

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•	Calculate monthly SEC standardized total return performance figures
•	Coordinate reporting to outside agencies including Morningstar, etc.
•	Prepare and file Form N-PORT

Trust Administration

•	Prepare annual and semi-annual financial statements utilizing templates for standard layout and printing
•	Prepare Forms N-CEN, N-CSR and 24f-2
•	File Forms N-CEN and 24f-2
•	Host annual audits
•	Prepare required reports for quarterly Board meetings, as agreed upon by SS&C ALPS and management
•	Monitor expense ratios
•	Maintain budget vs. actual expenses
•	Manage Trust invoice approval and bill payment process
•	Assist with placement of Fidelity Bond and E&O insurance

Legal Administration

•	Coordinate annual update to prospectus and statement of additional information
•	Coordinate standard layout and printing of prospectus
•	File Forms N-CSR and N-PX
•	Coordinate EDGARization and filing of SEC documents
•	Compile and distribute board materials for quarterly board meetings
•	Attend quarterly board meetings telephonically and prepare first draft of quarterly minutes

Compliance Administration

•	Perform daily prospectus & SAI, SEC investment restriction monitoring
•	Provide warning/alert notification with supporting documentation
•	Provide quarterly compliance testing certification to Board of Trustees

ETF Basket Creation

•	ETF basket creation and transmission to transfer agent
•

Notes and Terms

1.	SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Trust a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Trust. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.
2.	Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in the Trust’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Trust or its Adviser, as applicable. SS&C ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test the Trust’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C ALPS and Adviser. SS&C ALPS will report violations, if any, to Adviser and the Trust’s Chief Compliance Officer as promptly as practicable following discovery.

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3.                   SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Adviser agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Trust or Adviser of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of the Trust or Adviser (or any other Party) as applicable, with respect to Portfolio Compliance.

4.                   The Trust acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by the Trust, Adviser, the Trust’s custodian or other Trust service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the Parties or as otherwise provided for under this Agreement. Except as otherwise provided for herein, the Trust acknowledges that it is the sole responsibility of the Trust to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of the Trust, Adviser, the Trust’s custodian or other Trust service provider.

5.                   SS&C ALPS shall utilize one or more pricing services, as directed by the Trust. The Trust shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of the Trust. For those securities where prices are not provided by the pricing service(s), the Trust shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event the Trust desires to provide a price that varies from the price provided by the pricing service(s), the Trust shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by the Trust will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

C.	CCO Services and Terms
1.	Within this Section C, the following definitions will apply:
(i)	“Federal Securities Laws” shall mean the definition as put forth in Rule 38a-1, specifically the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.
(ii)	“Material Compliance Matter” shall mean “any compliance matter about which the Trust’s board would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Trust or its service providers (or officers, directors, employees or agents thereof) (ii) a violation of the Compliance Program of the Trust, or the written compliance policies and procedures of its service providers; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Trust, or the written compliance policies and procedures of the service providers to the Trust.
(iii)	“Rule 38a-1” shall mean Rule 38a-1 under the 1940 Act
2.	All Services described in this Section C (the “CCO Services”) are optional and only apply upon the request of Trust that SS&C ALPS provide such CCO Services and the written acceptance of such request by SS&C ALPS. SS&C ALPS requires 120 days’ notice prior to commencement of provision of such CCO Services, which time period may be reduced upon mutual agreement. The Board of Trustees of the Trust may terminate the provision of CCO Services on 120 days written notice to SS&C ALPS. All CCO Services fees described in Fee Letter will continue until the later of 120 days from the receipt of such termination notice or the date that the SS&C ALPS employee no longer serves as the Trust’s Chief Compliance Officer.

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3.	SS&C ALPS shall designate, subject to the approval of the Trust’s Board of Trustees, one of its own employees to serve as Chief Compliance Officer of the Trust within the meaning of Rule 38a-1 (such individual, the “CCO”). The CCO shall render to the Trust such advice and services as are required to be performed by a CCO under Rule 38a-1 and as are set forth as follows:
(i)	Review of Compliance Program. The CCO shall, with the assistance of the Trust, review and revise, where necessary, the written compliance policies and procedures (the “Compliance Program”) of the Trust, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.” In addition to provisions of Federal Securities Laws that apply to the Trust, the Compliance Program will be revised, where necessary, to address compliance with, and ensure that it is reasonably designed to prevent violation of, the Trust’s charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Trust from the Securities and Exchange Commission (the “SEC”) and Financial Industry Regulatory Association, Inc. (the “FINRA”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Trust or relevant to compliance by the Service Providers or the Trust, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.
(i)	Administration of Compliance Program. The CCO shall administer and enforce the Trust’s Compliance Program. The CCO shall consult with the Board of Trustees and the Trust’s officers as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually (if required).
(ii)	Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of the Trust, adherence to the written compliance policies and procedures of the Trust’s service providers, including the Trust, its investment adviser (and sub-adviser, if applicable), the distributor, the administrator, and the transfer agent (the “Service Providers”). In furtherance of this duty:
(a)	The CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.
(b)	The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Trust’s Indenture and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.
(c)	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Trust:
a.	In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Trust, the Service Provider has prepared and delivered to the Trust a summary of core services that it provides to the Trust or, if no such summary is available, that it has delivered to the Trust copies of the relevant policies and procedures.
b.	The Service Provider will provide to the Trust and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.
c.	The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Trust.
d.	The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Trust.

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(iii)	Annual Review. Rule 38a-1 requires that, at least annually, the Trust review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for the Trust. The first Annual Review shall be completed no later than the regularly scheduled Board meeting following one year after the commencement of the CCO Services.
(iv)	Attendance of Board Meetings; Reports to the Trust’s Board; Escalation
(a)	The CCO shall attend up to four board meetings per year.
(b)	The CCO shall make regular reports to the Board of Trustees of the Trust regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Trust and the Service Providers and such other matters as the Board of Trustees of the Trust may reasonably request.
(c)	In addition, at least annually, the CCO shall submit a written report to the Board of Trustees of the Trust addressing the following issues:
a.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;
b.	any material changes made to the Compliance Program since the date of the last report;
c.	any material changes to the Compliance Program recommended as a result of the Annual Review; and
d.	each “Material Compliance Matter” that occurred since the date of the last report.
(d)	This written report shall be based on the Annual Review. The first written report shall be presented to the Board of Trustees of the Trust no later than 90 days after the date of the first Annual Review.
(e)	The CCO shall report any Material Compliance Matters to the Board of Trustees at least quarterly.
(v)	Recordkeeping. The CCO expects to rely on the Trust or its Service Providers, as applicable, to maintain and preserve records. The CCO will determine that the Service Provider has policies and procedures that are reasonably designed to ensure that the Trust records will be maintained in accordance with the Trust’s recordkeeping policy and applicable law, including provisions requiring that any material violation of the Trust’s recordkeeping policy and/or applicable law by the service provider be promptly reported to the CCO.
(vi)	Meeting with Regulators. The CCO shall meet with, and reply to inquiries from, the SEC, the Trust and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by Trust or the Board.
4.	The parties agree that only employees of SS&C ALPS and its Affiliates shall act as CCO or otherwise perform services to the Trust under this Agreement unless otherwise agreed to by the Trust. Notwithstanding his/her other duties for SS&C ALPS or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services. Trust acknowledges that other employees of SS&C ALPS and its Affiliates will assist the CCO in the performance of his/her duties hereunder.
5.	For clarity, the Trust shall reimburse, or shall cause the Trust to reimburse, SS&C ALPS for all reasonable expenses (including travel expenses for attendance at in-person board meetings) and other out-of-pocket disbursements incurred by SS&C ALPS in connection with the performance of SS&C ALPS’ or the CCO’s duties hereunder.
6.	Trust shall cooperate in good faith with SS&C ALPS and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, Trust shall make those of its and its Affiliates’ and Service Providers’, officers, employees, outside counsel and others as may be reasonable related to the Services available for consultation with SS&C ALPS and the CCO, in each case as SS&C ALPS or the CCO may reasonably request. Trust shall provide SS&C ALPS and the CCO with the names of appropriate contact people at the Service Providers and shall otherwise assist SS&C ALPS and the CCO in obtaining the cooperation of the Service Providers. Trust shall provide SS&C ALPS and the CCO with such books and records regarding the Trust as SS&C ALPS and the CCO may reasonably request.

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D.	Miscellaneous
1.	Notwithstanding anything to the contrary in this Agreement, SS&C ALPS:
(i)	Does not maintain custody of any cash or securities.
(ii)	Does not have the ability to authorize transactions.
(iii)	Does not have the authority to enter into contracts on behalf of the Trust.
(iv)	Is not responsible for determining the valuation of the Trust’s assets and liabilities.
(v)	Does not perform any management functions or make any management decisions with regard to the operation of the Trust.
(vi)	Is not the Trust’s tax or legal advisor and does not provide any tax or legal advice.
(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.
2.	If SS&C ALPS allows the Trust, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C ALPS and/or (ii) issue instructions to SS&C ALPS via web portals or other similar electronic mechanisms hosted or maintained by SS&C ALPS or its agents (“Web Portals”):
(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C ALPS (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. The Trust shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C ALPS promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Trust or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by the Trust shall not be effective until SS&C ALPS has confirmed receipt and execution of such change.
(ii)	SS&C ALPS grants to the Trust a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. The Trust will ensure that any use of access to any Web Portal is in accordance with SS&C ALPS’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.
(iii)	The Trust will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the Web Portal. The Trust will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.
(iv)	SS&C ALPS reserves all rights in SS&C ALPS systems and in the software that are not expressly granted to the Trust hereunder.

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(v)	SS&C ALPS may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C ALPS will endeavor to notify the Trust as soon as reasonably practicable of such action.
3.	Notwithstanding anything in this Agreement to the contrary, the Trust has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C ALPS are the responsibility of the Trust and are subject to review and approval by the Trust and the Trust’s auditors, or tax preparers, as applicable and SS&C ALPS bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C ALPS.
4.	SS&C ALPS shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C ALPS may elect to provide these services only upon the Trust’s agreement in writing to separate fees in the event responding to such requests becomes, in SS&C ALPS’s sole discretion, excessive.
5.	Reports and information shall be deemed provided to the Trust if they are made available to the Trust online through SS&C ALPS’s Web Portal.

F.       Report Modernization Terms and Conditions

In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

•	Preparation and Filing of Form N-PORT and Form N-CEN
1.	In connection with completion of the Modern Data Services, Market Data may be supplied to the Trust through an SS&C ALPS Associate(s) or directly by a Data Supplier (for the purposes of this appendix, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Trust by SS&C ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, the Trust acknowledges that Market Data is proprietary to SS&C ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by the Trust to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Trust obtaining a data license from SS&C ALPS Associates or Data Supplier, as applicable. The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Trust.

2.	The Trust acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

3.	No SS&C ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C ALPS will endeavor, upon receipt of notice from the Trust, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Trust.

4.	Notwithstanding anything in this Agreement to the contrary, no SS&C ALPS Associate nor Data Supplier shall be liable to Trust or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C ALPS Associate(s), Trust or any other Person on such Market Data. Further, the Trust shall indemnify all SS&C ALPS Associates and applicable Data Suppliers against, and hold such SS&C ALPS Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any SS&C ALPS Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

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5.	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

6.	THE TRUST ACCEPTS THE MARKET DATA AS IS AND NO SS&C ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

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Schedule B

Funds

X-Square Municipal Income Tax Free ETF

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